            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 14, 1995

                                                Filed Pursuant to Rule 424(b)(2)
                                                       Registration No. 33-58463
[LOGO OF CHEVRON CORPORATION APPEARS HERE]

                                  $500,000,000

                              Chevron Corporation


                             6 5/8% Notes Due 2004

   Chevron Corporation will pay interest on the notes on April 1 and October 1 of each year starting on April 1, 2000. Chevron will have the right to redeem the notes in whole or in part at any time prior to maturity at the redemption price described in this prospectus supplement.

   The notes will be evidenced by global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants.

                                                      Underwriting
                                           Price to   Discounts and  Proceeds to
                                          Public(1)    Commissions   Chevron(1)
                                         ------------ ------------- ------------
Per note................................   99.633%       0.600%       99.033%
Total................................... $498,165,000  $3,000,000   $495,165,000

--------
(1) Plus accrued interest, if any, from October 13, 1999.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined that this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

   The underwriters have agreed to purchase the notes on a firm commitment basis. It is expected that delivery of the notes will be made through the facilities of DTC on or about October 13, 1999, in New York, New York.

                               ----------------

Lehman Brothers
    Goldman, Sachs & Co.
               Morgan Stanley Dean Witter
                      Blaylock & Partners, L.P.
                              Utendahl Capital Partners, L.P.
                                                The Williams Capital Group, L.P.

           The date of this prospectus supplement is October 6, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Description of the Notes.................................................  S-3
Chevron Corporation......................................................  S-7
Incorporation of Certain Documents by Reference..........................  S-7
Where You Can Find More Information......................................  S-8
Underwriting.............................................................  S-9
Legal Opinions........................................................... S-10
Experts.................................................................. S-10

                                   Prospectus

Debt Securities..........................................................    1
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Chevron..................................................................    3
Use of Proceeds..........................................................    3
Capitalization of Chevron................................................    4
Selected Financial Information of Chevron and Ratio of Earnings to Fixed
 Charges.................................................................    5
Description of the Securities............................................    6
Description of the Indenture.............................................    7
  Covenants of Chevron...................................................    7
  Events of Default......................................................    9
  Modifications of the Indenture.........................................   11
  Defeasance and Discharge...............................................   11
  Governing Law..........................................................   12
  Concerning the Trustee.................................................   12
Plan of Distribution.....................................................   12
Legal Opinions...........................................................   13
Experts..................................................................   13

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Chevron has not, and the underwriters have not, authorized anyone to provide you with different information. The information contained in this prospectus supplement is current only as to the date appearing at the bottom of the cover. Chevron is not, and the underwriters are not, offering to sell or seeking offers to buy notes in any jurisdiction where the offer or sale is not permitted.

                            DESCRIPTION OF THE NOTES

General

   The 6 5/8% Notes Due 2004 are being issued under an Indenture dated as of June 15, 1995 between Chevron and The Chase Manhattan Bank, as trustee. Provisions of the indenture are more fully described under "Description of the Indenture" commencing on page 7 of the accompanying prospectus. The notes will be originally issued in fully registered book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company, as depository, or its nominee. Upon any exchange under the provisions of the indenture of the global notes for notes in definitive form, such definitive notes shall be issued in authorized denominations of $1,000 or any integral multiple thereof.

   The notes will mature on October 1, 2004. Interest on the notes will accrue from October 13, 1999 and will be payable on April 1, 2000 and on each October 1 and April 1 thereafter. Interest on each note will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal on the notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant payment date. As long as the notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depository or its nominee in immediately available funds.

Redemption

   Chevron has the option to redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of

      (1) 100% of the principal amount of the notes being redeemed and

      (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the notes being redeemed to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months

   "Adjusted Treasury Rate" is to be determined on the third Business Day preceding the redemption date and means

      (1) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release (hereinafter defined) most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining term, as of the redemption date, of the notes being redeemed plus

      (2) 0.15%.

   If no maturity set forth under such heading exactly corresponds to the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the remaining term of the notes being redeemed will be calculated as described in the preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of the relevant periods to the nearest month.

   "Statistical Release" means the statistical release designation "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the notes, then such other reasonably comparable index as Chevron shall designate.

   Chevron will mail notice of any redemption to each holder of notes to be redeemed at least 30 days but not more than 60 days before the redemption date.

   Unless Chevron defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry System

   The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of DTC. Except as hereinafter set forth, the notes will be available for purchase in book-entry form only. The term "depository" as used in this prospectus supplement refers to DTC or any successor depository.

   DTC has advised Chevron as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of persons who have accounts with DTC, who are referred to as participants, and to facilitate the clearance and settlement of securities transactions among participants in such securities through electronic book-entry changes in the accounts of such participants. Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants. Persons who are not participants may beneficially own securities held by the depository only through participants or indirect participants.

   DTC also advises that pursuant to procedures established by it, upon issuance by Chevron of the notes represented by the global notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by such global notes to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in Notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants), or by participants or persons that may hold interests through such participants (with respect to persons other than participants).

   So long as the depository or its nominee is the registered owner of a global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, such global note may not be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of such successor depository.

   Payments of principal of and interest on the notes represented by a global note will be made to the depository or its nominee, as the case may be, as the registered owner of the notes. Chevron has been informed by DTC that, with respect to any payment of principal of and interest on the global notes, DTC's practice is to credit participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in the notes will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

   Chevron will recognize DTC or its nominee as the sole registered owner of the notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to the indirect participants, and by participants and the indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

   So long as the notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.,

  . all payments of interest on and principal of the notes shall be delivered only to DTC or Cede & Co.,

  . all notices delivered by Chevron or the trustee pursuant to the indenture shall be delivered only to DTC or Cede & Co. and

  . all rights of the registered owners of notes under the indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange notes, shall be rights of DTC or Cede & Co.

   The beneficial owners of the notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

   Neither Chevron nor the trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to

  . the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant,

  . the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the notes,

  . any notice which is permitted or required to be given to registered owners of notes under the indenture or

  . any consent given or other action taken by DTC as the registered owner of the notes, or by participants as assignees of DTC as the registered owner of each issue of notes.

The rules applicable to DTC are on file with the Securities and Exchange Commission, and the procedures of DTC to be followed in dealing with participants and indirect participants are on file with DTC.

   If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Chevron within 90 days, Chevron will issue individual notes in definitive form in exchange for the global notes. In addition, Chevron may at any time and in its sole discretion determine not to have the notes in the form of a global security, and, in such event, Chevron will issue individual notes in definitive form in exchange for the global notes. In either instance, Chevron will issue notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depository shall direct. Notes so issued in definitive form will be issued as fully registered notes in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

Year 2000

   The following information has been provided by DTC:

   DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(a) impress upon them the importance of such services being Year 2000 compliant and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Same-Day Funds Settlement

   Settlement for the notes will be made by the underwriters in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

                              CHEVRON CORPORATION

   Chevron Corporation, a Delaware corporation, manages its investments in, and provides administrative, financial and management support to, U.S. and foreign subsidiaries and affiliates that engage in fully integrated petroleum operations, chemicals operations and coal mining. Chevron operates in the United States and approximately 90 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; refining crude oil into finished petroleum products; marketing crude oil, natural gas and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipelines, marine vessels, motor equipment and rail car. Chemicals operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

   Chevron's executive offices are located at 575 Market Street, San Francisco, California 94105 (telephone: (415) 894-7700).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities Exchange Commission allows Chevron to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that Chevron can disclose important information to you by referring you to other documents which it filed separately with the SEC. The information incorporated by reference is considered to be an important part of this prospectus supplement and the accompanying prospectus, and the information that Chevron files with the SEC after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings which Chevron makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until termination of the distribution of the notes.

  (1) Chevron's Annual Report on Form 10-K for the year ended December 31,
      1998.

  (2) Chevron's Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

  (3) Chevron's two Current Reports on Form 8-K, each dated September 28,
      1999.

  (4) Chevron's Current Report on Form 8-K, dated September 30, 1999.

   You may request a copy of any of the documents that Chevron incorporates by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address:

                               Chevron Corporation
                               575 Market Street
                               San Francisco, CA 94105
                               Attention: Treasurer
                               Telephone: (415) 894-7700

Copies of these documents may also be accessed electronically on Chevron's home page on the Internet (www.chevron.com).

   You should rely only on the information Chevron has provided or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any incorporated document. Chevron has not authorized anyone to provide you with other information. You should not assume that the information in this prospectus supplement and the accompanying prospectus or any incorporated document is accurate as of any date other than the date on the cover of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

   Chevron files annual, quarterly and special reports, proxy statements and other information with the SEC. Chevron's SEC filings are available to the public over the Internet at its web site (www.chevron.com) or at the SEC's web site (www.sec.gov). You can read and copy any materials Chevron files with the SEC at the SEC's public reference rooms at:

  .  450 Fifth Street, N.W., Washington, DC 20549,

  . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and

  .  Seven World Trade Center, New York, New York, 10048

You can obtain information about the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the underwriting agreement, Chevron has agreed to sell to the underwriters named below, for whom Lehman Brothers Inc. is acting as a representative, and each of them has agreed to purchase the principal amount of the notes set forth opposite its name at a purchase price equal to 99.033% of their principal amount.

                                                                    Principal
   Underwriters                                                  Amount of Notes
   ------------                                                  ---------------
   Lehman Brothers Inc. ........................................  $275,000,000
   Goldman, Sachs & Co..........................................    90,000,000
   Morgan Stanley & Co. Incorporated............................    90,000,000
   Blaylock & Partners, L.P. ...................................    15,000,000
   Utendahl Capital Partners, L.P. .............................    15,000,000
   The Williams Capital Group, L.P. ............................    15,000,000
                                                                  ------------
     Total......................................................  $500,000,000
                                                                  ============

   The underwriting agreement provides that the underwriters are obligated to purchase and pay for all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

   Chevron has been advised by the underwriters that they propose to offer the notes initially in part directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and in part to certain selling group members at that price less a concession of .35% of the principal amount per note. The underwriters and selling group members may allow a discount of .25% of such principal amount per note on sales to certain other brokers and dealers. After the initial public offering of the notes, the public offering price and concession and discount to brokers and dealers may be changed from time to time by the underwriters.

   The notes are a new issue of securities with no established trading market. Chevron has been advised by the underwriters that one or more of the underwriters intend to make a secondary market in the notes, however, they are not obligated to do so and may discontinue secondary market making for the notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. Chevron has no intention to list the notes on any securities exchange.

   Chevron has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the several underwriters may be required to make in respect of such liabilities.

   Certain of the underwriters have in the past and may in the future provide investment and commercial banking and other related services to Chevron and its affiliated companies in the ordinary course of business for which such underwriters have received or may receive customary fees and reimbursement of their out-of-pocket expenses.

   Chevron estimates that its out-of-pocket expenses for this offering, excluding underwriter discounts and commissions, will not exceed $250,000.

   In connection with the offering, the representative, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

  . Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The representative, on behalf of the underwriters, may also impose a penalty bid. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

   Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

   The validity of the notes will be passed upon for Chevron by Pillsbury Madison & Sutro LLP, as counsel to Chevron. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton.

                                    EXPERTS

   The consolidated financial statements of Chevron incorporated in this Prospectus Supplement by reference to the Annual Report on form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of the Caltex Group of Companies as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                                $1,000,000,000

                              CHEVRON CORPORATION

                                DEBT SECURITIES

   Chevron Corporation, a Delaware corporation ("Chevron"), may offer from time to time debt securities (the "Securities") up to an amount resulting in aggregate proceeds of $1,000,000,000 (or, if the Securities are denominated in another currency, the equivalent thereof at the time of the offering) to Chevron, which will be offered to the public on terms determined by market conditions at the time of sale.

   The Securities may be issued in one or more series (each, a "Series"), with the same or various maturities, at par, at a premium or with an original issue discount. Chevron may offer Securities through underwriters or agents, or directly to investors or dealers. See "Plan of Distribution." As used herein, Securities include securities denominated in U.S. Dollars or, at the option of Chevron and as specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit.

   The specific designation, aggregate principal amount, purchase price, maturity, interest rate or rates or method of calculating such rate or rates, interest payment dates, any redemption provisions (including any sinking fund) of the Securities and the name and compensation of any agent, dealer or underwriter in connection with the sale of the Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement") together with the terms of offering of the Securities.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS.   ANY  REPRESENTATION  TO  THE  CONTRARY   IS  A
           CRIMINAL OFFENSE.

                 The date of this Prospectus is June 14, 1995.

                             AVAILABLE INFORMATION

   Chevron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All of the reports, proxy statements and other documents filed by Chevron with the Commission, including the documents incorporated by reference herein, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 75 Park Place, 14th Floor, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all such reports, proxy statements and other documents can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain reports, proxy statements and other information may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10015; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so by such a holder.

   Chevron has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits, is referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following document filed by Chevron with the Commission are incorporated by reference in this Prospectus:

      (1) Chevron's Current Report on Form 8-K, dated January 24, 1995.

      (2) Chevron's Current Report on Form 8-K, dated February 27, 1995.

      (3) Chevron's Current Report on Form 8-K, dated March 10, 1995.

      (4) Chevron's Current Report on Form 8-K, dated March 10, 1995.

      (5) Chevron's Annual Report on Form 10-K for the year ended December 31, 1994.

      (6) Chevron's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

   All documents filed by Chevron pursuant to Sections 13, 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the distribution of the Securities shall also be deemed to be incorporated by reference herein and be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this Prospectus has been delivered a copy of any or all of the documents (without exhibits other than exhibits specifically incorporated by reference into such documents) incorporated by reference into this Prospectus. Requests for such copies should be directed to: Chevron Corporation, 225 Bush Street, San Francisco, California 94104, Attention:
Office of the Comptroller (telephone: (415) 894-7700).

                                    CHEVRON

   Chevron is a major international oil company. It provides administrative, financial and management support for, and manages its investment in, domestic and foreign subsidiaries and affiliates, which engage in fully integrated petroleum operations, chemical operations, real estate development and other mineral and energy related activities in the United States and approximately 100 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; transporting crude oil, natural gas and petroleum products by pipelines, marine vessels and motor equipment; refining crude oil into finished petroleum products; and marketing crude oil, natural gas and the many products derived from petroleum. Chemical operations include the manufacture and marketing of a wide range of chemicals for industrial uses.

   Chevron's executive offices are located at 225 Bush Street, San Francisco, California 94104. Chevron's telephone number is (415) 894-7700.

                                USE OF PROCEEDS

   Except as may otherwise be stated in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term debt of Chevron or its subsidiaries, or financing capital programs.

                           CAPITALIZATION OF CHEVRON

   The capitalization of Chevron and its consolidated subsidiaries as of March 31, 1995 is set forth in the following table.

                                                                    March 31,
                                                                      1995
                                                                  -------------
                                                                  (in millions)
      Short-term debt............................................    $ 4,205
      Long-term debt:
        Long-term debt...........................................      3,932
        Capital lease obligations................................        148
                                                                     -------
          Total debt.............................................    $ 8,285
                                                                     =======
      Stockholders' equity:
        Preferred Stock--$1.00 par value.........................        --
          Authorized--100,000,000 shares
          Issued--None
        Common Stock--$1.50 par value............................    $ 1,069
          Authorized--1,000,000,000 shares
          Issued--712,487,068 shares
        Capital in excess of par value...........................      1,859
        Deferred Compensation--Employee Stock Ownership Plan.....       (850)
        Currency translation adjustment and other................        283
        Retained earnings........................................     14,622
        Treasury Stock, at cost (60,508,830 shares)..............     (2,057)
                                                                     -------
          Total stockholders' equity.............................    $14,926
                                                                     -------
          Total debt and stockholders' equity....................    $23,211
                                                                     =======

                   SELECTED FINANCIAL INFORMATION OF CHEVRON
                     AND RATIO OF EARNINGS TO FIXED CHARGES

   The selected financial information presented in the table below should be read in conjunction with the consolidated financial statements and related notes contained in Chevron's Annual Report on Form 10-K for the year ended December 31, 1994 referred to herein under "Incorporation of Certain Documents by Reference." The selected financial information for each of the five years in the period ended December 31, 1994 has been derived from audited financial statements, while the amounts for the three months ended March 31, 1995 have been derived from unaudited financial statements. Chevron adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 109, "Accounting for Income Taxes", effective January 1, 1992.

                                   Three Months Ended
                                       March 31,        Year Ended December 31,
                                 ---------------------- ------------------------
                                  1995   1994    1993    1992     1991    1990
                                 ------ ------- ------- -------  ------- -------
                                             (Dollars in millions)
Sales and other operating
 revenues......................  $8,820 $35,130 $36,191 $38,212  $38,118 $41,540
Equity in net income of
 affiliates and other income...     224     724     891   1,465      825   1,026
  Total costs..................   8,314  33,051  34,656  36,214   36,691  38,353
                                 ------ ------- ------- -------  ------- -------
Income before income tax
 expense and cumulative effect
 of changes in accounting
 principles....................  $  730 $ 2,803 $ 2,426 $ 3,463  $ 2,252 $ 4,213
Income tax expense.............     271   1,110   1,161   1,253      959   2,056
                                 ------ ------- ------- -------  ------- -------
Income before cumulative effect
 of changes in accounting
 principles....................  $  459 $ 1,693 $ 1,265 $ 2,210  $ 1,293   2,157
Cumulative effect of changes in
 accounting principles.........     --      --      --     (641)     --      --
                                 ------ ------- ------- -------  ------- -------
Net income.....................  $  459 $ 1,693 $ 1,265 $ 1,569  $ 1,293 $ 2,157
                                 ====== ======= ======= =======  ======= =======
Ratio of earnings to fixed
 charges of Chevron on a total
 enterprise basis..............    4.55    5.31    5.23    6.35     4.34    6.07

   The ratios of earnings to fixed charges set forth in the table above are computed using amounts for Chevron as a whole, including its majority owned subsidiaries and its proportionate share of 50 percent owned entities (primarily the Caltex Group of Companies). For the purpose of determining earnings in the calculation of the ratios, equity in net income of less than 50 percent owned affiliates is adjusted to the amounts of distributions received (but not undistributed amounts). In addition, consolidated income before cumulative effect of changes in accounting principles is increased by income taxes, previously capitalized interest charged to earnings during the period, the minority interest's share of net income, and fixed charges, excluding capitalized interest. Fixed charges consist of interest on debt (including capitalized interest and amortization of debt discount and expense) and a portion of rentals determined to be representative of interest.

                         DESCRIPTION OF THE SECURITIES

   The following descriptive statements relating to the Securities to which any Prospectus Supplement may relate are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture hereinafter described and are qualified in their entirety by express reference to the Securities and the Indenture, a copy of which is filed as an exhibit to the Registration Statement.

   The Securities will be issued under an Indenture, dated as of June 15, 1995 (the "Indenture") between Chevron and Chemical Bank, as Trustee (the "Trustee"). The Indenture provides that Securities may be issued thereunder without limitation as to aggregate principal amount. See "Description of the Indenture."

   Reference is made to the applicable Prospectus Supplement for any Series of Securities for the following terms: (1) the designation of such Series of Securities, (2) the aggregate principal amount of such Series of Securities,
(3) the stated maturity or maturities for payment of principal of such Series of Securities and any sinking fund or analogous provisions, (4) the rate or rates at which such Series of Securities shall bear interest or the method of calculating such rate or rates of interest and the interest payment dates for such Series of Securities, (5) the currencies or composite currency in which principal of and interest and any premium on such Series of Securities shall be payable (if other than United States Dollars), (6) the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for such Series of Securities, (7) whether such Series of Securities shall be issued as one or more Global Securities, and, if so, the Depository for such Global Security or Securities, (8) if not issued as one or more Global Securities, the denominations in which such Series of Securities shall be issuable (if other than denominations of $1,000 and any integral multiple thereof), (9) the date from which interest on such Series of Securities shall accrue, (10) the basis upon which interest on such Series of Securities shall be computed (if other than on the basis of a 360-day year of twelve 30-day months), (11) if other than the principal amount thereof, the portion of the principal amount of such Series of Securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture, (12) if other than the Trustee, the person or persons who shall be registrar for such Series of Securities, (13) the Record Date and (14) any other term or provision relating to such Series of Securities which is not inconsistent with the provisions of the Indenture.

   Except as described in this Prospectus or the accompanying Prospectus Supplement, the Indenture does not contain any covenants specifically designed to protect Holders of the Securities against a reduction in the creditworthiness of Chevron in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect Holders of the Securities.

                         DESCRIPTION OF THE INDENTURE

   The following descriptive statements relating to the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the Registration Statement.

Covenants of Chevron

   Corporate Existence. Chevron covenants that, so long as any of the Securities are Outstanding, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided, however, that Chevron may consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be, (i) shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) assumes, if such corporation is not Chevron, all of the obligations of Chevron under the Indenture and (iii) is not, after such transaction, otherwise in default under any provision of the Indenture.

   Securities to be Secured in Certain Events. If, upon any consolidation or merger of Chevron, any Principal Property (as hereinafter defined) would thereupon become subject to any mortgage, security interest, pledge, lien or other encumbrance (the "Attaching Lien"), Chevron, prior to any such consolidation or merger, will secure the Outstanding Securities (together with, if Chevron shall so determine, any other indebtedness of, or guaranteed by, Chevron ranking equally with the Securities and then existing or thereafter created) equally and ratably with the debt or other obligation secured by the Attaching Lien unless such debt or other obligation secured by the Attaching Lien could have been incurred by Chevron or a Restricted Subsidiary (as hereinafter defined) without being required by the provisions of the covenant "Limitations on Liens" hereinafter described (whether or not such covenant may be applicable to any Series of Securities) to secure the Securities equally and ratably therewith.

   Limitations on Liens. Chevron covenants and agrees that it will not itself and will not permit any Restricted Subsidiary to issue, assume or guarantee any Debt (as hereinafter defined) secured by a "lien" (as hereinafter defined), on any Property (as hereinafter defined), without effectively providing that the Securities (together with, if Chevron shall so determine, any other Debt of Chevron or such Restricted Subsidiary then existing or thereafter created ranking equally with the Securities, including guarantees of indebtedness of others) shall be secured equally and ratably with (or prior
to) such Debt, so long as such Debt shall be so secured, except that this covenant shall not apply to Debt secured by:

     (1) liens on Property of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     (2) liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of or within 24 months after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof;

     (3) liens on particular Property to secure any Debt incurred to provide funds for all or any part of the cost of exploration, drilling or development of such Property or the cost of improvements to such Property;

     (4) liens which secure Debt owing by a Restricted Subsidiary to Chevron or any Subsidiary;

     (5) liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof;

     (6) liens on Property to secure Debt or other indebtedness incurred in connection with any financings done in accordance with the provisions of
  Section 103 of the Internal Revenue Code of 1986; and

     (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing subparagraphs (1) to (6), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same Property that secured the lien extended, renewed or replaced (plus improvements on such Property).

   Notwithstanding the restrictions contained in this covenant, Chevron may, and may permit any Restricted Subsidiary to, issue, assume or guarantee Debt secured by liens on property of the types to which this covenant applies and which are not excepted by the foregoing clauses (1) through (7) without equally and ratably securing the Securities, provided that the sum of all such Debt then being issued, assumed or guaranteed and the aggregate of Attributable Debt (as hereinafter defined) with respect to sale and leaseback arrangements of Chevron and any Restricted Subsidiary permitted by the covenant "Limitation on Sale and Leaseback" hereinafter described does not exceed ten percent of Chevron's Consolidated Adjusted Tangible Assets (as hereinafter defined) prior to the time such Debt was issued, assumed or guaranteed.

   The following types of transactions, among others, shall not be deemed to create Debt secured by liens within the meaning of those terms as hereinafter defined:

     (a) the sale or other transfer of (i) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment"; and

     (b) the mortgage or pledge of any property of Chevron or any Subsidiary in favor of the United States, or any State, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to Chevron or any Subsidiary pursuant to the provisions of any contract or statute.

   Limitation on Sale and Leaseback. Chevron covenants that it will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangement (except for temporary leases for a term of not more than three years, or except for sale or transfer and leaseback transactions involving the acquisition or improvement of Principal Properties provided that the amount of consideration received at the time of sale or transfer by Chevron or such Restricted Subsidiary for the property so sold or transferred shall be applied as set forth in subparagraph (2) below) with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Chevron or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by Chevron or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property unless, either:

     (1) Chevron or any Restricted Subsidiary could create Debt secured by a mortgage pursuant to the covenant "Limitations on Liens" (previously described) on the property to be leased without equally and ratably securing the Securities or

     (2) Chevron within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer, regardless of whether such sale or transfer may have been made by Chevron or by a Restricted Subsidiary, has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such arrangement or (b) the fair value of the property so leased at the time of entering into such arrangement:

       (a) to the voluntary retirement of debt of Chevron or of a Restricted Subsidiary or debt of a Subsidiary or the Company guaranteed by Chevron which debt matures by its terms more than one year after the date on which it was originally incurred (collectively herein called "funded debt"); provided that there shall be credited against the amount required by subparagraph (2) to be applied to the retirement of funded debt an amount equal to:

         (i) the principal amount of any Securities delivered within the 12 months preceding such sale or transfer or the 12 months following such sale or transfer to the Trustee for voluntary retirement and cancellation, and

         (ii) the principal amount of funded debt, other than Securities, voluntarily retired by Chevron within 12 months before or after such sale; or

       (b) to the acquisition, development or improvement of a Principal Property or Principal Properties.

   Definitions Applicable to Covenants. The Indenture defines the term "Attributable Debt" for a sale-leaseback transaction as the lesser of (a) the fair value of the property subject to the transaction (as determined by the Board of Directors of Chevron) or (b) the present value of rent for the remaining term of the lease. The term "Consolidated Adjusted Tangible Assets" is defined as the consolidated total assets of Chevron and its subsidiaries as reflected in Chevron's most recent consolidated balance sheet prepared in accordance with Chevron's accounting policies and generally accepted accounting principles, less (a) goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other deferred charges, (b) total current liabilities except for (i) notes and loans payable, (ii) maturities of long-term debt and (iii) current maturities of obligations under capital leases and
(c) deferred credits and other noncurrent obligations (including minority interests in consolidated subsidiaries and reserves--employee annuity plans and other reserves which may hereafter be defined in Chevron's accounting policies). The term "Debt" is defined as notes, bonds, debentures or other similar evidences of indebtedness for money borrowed. The term "lien" is defined as a pledge or mortgage or lien. The term "Principal Property" is defined as any oil or gas producing property located in the United States of America, onshore or offshore, or any refinery or manufacturing plant located in the United States of America, in each case now owned or hereafter acquired by Chevron or a Restricted Subsidiary, except any oil or gas producing property, refinery or plant that in the opinion of the Board of Directors of Chevron is not of material importance to the total business conducted by Chevron and its consolidated Subsidiaries. The term "Property" is defined as Principal Properties or any shares of stock of or indebtedness of any Restricted Subsidiary. The term "Restricted Subsidiary" is defined as any Subsidiary of Chevron that has substantially all of its assets located in the United States of America and owns a Principal Property, and in which Chevron's direct or indirect capital investment, together with the outstanding balance of (i) any loans or advances made to such Subsidiary by Chevron or any other Subsidiary and (ii) any debt of such Subsidiary guaranteed by Chevron or any other Subsidiary exceeds $100 million. The term "Subsidiary" of Chevron is defined in the Indenture as any corporation at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by Chevron or by one or more Subsidiaries or by Chevron and one or more Subsidiaries.

   Any Additional Covenants. Any additional covenants of Chevron with respect to any particular Series of Securities will be described in the Prospectus Supplement relating to such Series.

Events of Default

   The Indenture defines an "Event of Default" with respect to any particular Series of the Securities as being any one of the following events: (1) default in the payment of interest on any

Security of such Series and the continuance of such default for a period of 30 days, or (2) default in the payment of all or any part of the principal of or any premium on any Security of such Series when due whether at maturity, by proceedings for redemption, by declaration or otherwise, or (3) default in the satisfaction of any sinking fund payment obligation relating to such Series of Securities, when due and payable, or (4) failure on the part of Chevron to observe or perform in any material respect any other agreements or covenants contained in the Securities of such Series, the Indenture or any supplemental indenture relating thereto, specifically contained for the benefit of the Holders of the Securities of such Series, and continuance of the default for a period of 90 days after notice has been given to Chevron by the Trustee, or to Chevron and the Trustee by the Holders of not less than 25% in principal amount of the Securities of such Series and all other Series so benefitted (all Series voting as one class) at the time Outstanding under the Indenture, or (5) certain events of bankruptcy, insolvency or reorganization involving Chevron. An Event of Default with respect to a Series of Securities will not necessarily constitute an Event of Default with respect to any other Series of Securities. Except as may be described in the accompanying Prospectus Supplement, the Indenture does not contain any Events of Default other than those referred to herein.

   If an Event of Default occurs with respect to the Securities of any one or more particular Series and is continuing, the Trustee, by notice to Chevron, or the Holders of not less than 25% in principal amount of the Securities of each such Series, by notice in writing to Chevron and to the Trustee, may declare the principal amount (or, if the Securities of any such Series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such Series) of all the Securities of such Series, together with any accrued interest, to be immediately due and payable.

   The foregoing provisions, however, are subject to the condition that if, at any time after the principal amount of the Securities of any one or more Series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of moneys due shall have been obtained or entered as hereinafter provided, Chevron shall pay or shall deposit with the Trustee a sum sufficient to pay any matured installments of interest upon all the Securities of such Series (or upon all the Securities, as the case may be) and the principal of any and all Securities of such Series (or of any and all the Securities, as the case may be) which shall have become due otherwise than by declaration (with interest on overdue installments of interest to the extent permitted by law and on such principal at the rate or rates of interest borne by, or prescribed therefor in, the Securities of such Series to the date of such payment or deposit) and the amounts payable to the Trustee under the Indenture and any and all defaults under the Indenture with respect to Securities of such Series (or all Securities, as the case may be), other than the non-payment of principal of and any accrued interest on Securities of such Series (or any Securities, as the case may be) which shall have become due by declaration shall have been cured, remedied or waived as provided in the Indenture--then and in every such case the Holders of a majority in principal amount of the Securities of such Series (or of all the Securities, as the case may be) then Outstanding (such Series or all Series voting as one class if more than one Series are so entitled) by written notice to Chevron and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

   If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or any premium or interest on the Securities of the Series to which the default relates or to enforce the performance of any provision of such Series of Securities or the Indenture.

   The Holders of a majority in principal amount of the outstanding Securities of any Series may waive any past Event of Default with respect of such Series and its consequences, except a continuing default in the payment of the principal of or any redemption premium or interest on such Securities or in the satisfaction of any sinking fund obligation relating to such Series of Securities or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Security so affected.

Modifications of the Indenture

   The Indenture provides that Chevron and the Trustee may enter into a supplemental indenture to amend the Indenture or the Securities without the consent of any Securityholder: (1) to cure any ambiguity, defect or inconsistency; (2) to permit a successor to assume Chevron's obligations under the Indenture as permitted by the Indenture; (3) to eliminate or change any provision of the Indenture if such does not adversely affect the rights of any outstanding Securityholder; (4) to provide for the issuance and establish the terms and conditions of Securities of any Series; (5) to add to the covenants of Chevron further covenants, restrictions or conditions for the protection of the Holders of all or any particular Series of Securities and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions or conditions an Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture; or (6) to appoint, at the request of the Trustee, a successor Trustee for a particular Series of Securities to act as such pursuant to the provisions of the Indenture.

   The Indenture and the rights and obligations of Chevron and of the Holders of the Securities may be modified or amended at any time with the consent of the Holders of not less than a majority in aggregate principal amount of all Series of the Securities at the time Outstanding and affected by such modification or amendment (voting as one class); provided, however, that without the consent of the Holder of the Securities affected, no such modification or amendment shall, among other things, change the fixed maturity or redemption date thereof, reduce the rate of interest thereon or alter the method of determining such rate of interest, extend the time of payment of interest, reduce the principal amount thereof, reduce any premium payable upon the redemption thereof, or change the coin or currency in which any Securities or the interest thereon are payable or impair the right to institute suit for the enforcement of any such payment, or reduce the percentage of the Holders of such Securities whose consent is required for any such modification or amendment or change the time of payment or reduce the amount of any minimum sinking account or fund payment or modify any provisions of the Indenture relating to the amendment thereof or the creation of a supplemental indenture (unless the change increases the rights of the Holders).

Defeasance and Discharge

   All liability of Chevron in respect to any Outstanding Securities shall cease, terminate and be completely discharged if Chevron shall (a) deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, guaranteed by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Securities, and (b) deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such discharge. All obligations of Chevron to comply with certain covenants applicable to any Outstanding Securities, including those described herein under "Covenants of Chevron", shall cease if Chevron shall deposit with the Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, of the government that issued such currency), or obligations the principal of and interest on which are guaranteed by the United States of America (or in the case of Securities denominated in a currency other than U.S. Dollars, by the government that issued such currency), in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates will provide funds sufficient to pay the principal of and interest and any premium to maturity or to the redemption date, as the case may be, with respect to such Securities.

Governing Law

   The Indenture and each Security are to be deemed to be contracts made under the laws of the State of New York, and for all purposes are to be construed in accordance with such laws.

Concerning the Trustee

   Chemical Bank is the Trustee. In certain instances, Chevron or the Holders of a majority of the then outstanding principal amount of the Securities may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of any of the Securities with the same rights it would have if it were not the Trustee. The Trustee and any successor trustee must be a corporation organized and doing business as a commercial bank under the laws of the United States or of any state thereof or of the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100 million and subject to examination by federal or state or District of Columbia authority. From time to time, the Trustee may also serve as Trustee under other indentures relating to securities issued by Chevron or affiliated companies and may engage in commercial transactions with Chevron and affiliated companies.

                              PLAN OF DISTRIBUTION

   The Securities may be sold in any one or more of the following ways: (1) directly to purchasers or a single purchaser, (2) through agents, (3) through dealers or (4) through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters, each as may be identified in a Prospectus Supplement relating to the Securities offered thereby.

   If the Securities described in a Prospectus Supplement are underwritten, each underwriter of such Securities is named in such Prospectus Supplement, and only underwriters so named in such Prospectus Supplement shall be deemed to be underwriters in connection with the Securities offered thereby. Such Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed.

   Securities may be sold directly by Chevron or through agents designated by Chevron from time to time. Any agent involved in the offer or sale of the Securities, and any commissions payable by Chevron to such agent, will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in such Prospectus Supplement, the obligations of the underwriters will be subject to certain conditions precedent, and with respect to a sale of the Securities, the underwriters will be obligated to purchase all such Securities if any are purchased.

   Chevron will indemnify any underwriters and agents against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for Chevron and affiliated companies in the ordinary course of business.

                                 LEGAL OPINIONS

   The legality of the Securities offered hereby will be passed upon for Chevron by Pillsbury Madison & Sutro.

                                    EXPERTS

   The financial statements of Chevron incorporated in this Prospectus by reference to Chevron's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Price Waterhouse LLP, independent accountants. The audited financial statements of the Caltex Group of Companies incorporated by reference in this Prospectus have been examined by KPMG Peat Marwick LLP, independent public accountants. Such financial statements have been so incorporated in reliance on the reports of the respective independent accountants given on the authority of such firms as experts in auditing and accounting.

                                  $500,000,000

                              Chevron Corporation

                             6 5/8% Notes Due 2004

                               ----------------

                              [LOGO OF CHEVRON]
                               ----------------

                                Lehman Brothers

                              Goldman, Sachs & Co.

                           Morgan Stanley Dean Witter

                           Blaylock & Partners, L.P.

                        Utendahl Capital Partners, L.P.

                        The Williams Capital Group, L.P.